Exhibit 99.1

NEWS FROM LAKELAND FINANCIAL CORPORATION
FOR IMMEDIATE RELEASE

Contact
Lisa M. O'Neill
Executive Vice President and Chief Financial Officer
(574) 267-9125 office
lisa.oneill@lakecitybank.com

Lakeland Financial Reports Record Performance
Second Quarter Net Income Increases 20%

Warsaw, Indiana (July 25, 2017) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported record second quarter net income of $15.4 million for the three months ended June 30, an increase of 20% versus $12.8 million for the second quarter of 2016.  Diluted net income per common share also increased 20% to $0.60 for the second quarter of 2017, versus $0.50 for the second quarter of 2016, representing a record quarter for the company and its shareholders. On a linked quarter basis net income increased 6% or $850,000 from the first quarter ended March 31, 2017, which had net income of $14.5 million and $0.57 diluted net income per common share. All share and per share data presented in this press release has been adjusted for a 3-for-2 stock split paid in the form of a stock dividend on August 5, 2016.

The company further reported record net income of $29.9 million for the six months ended June 30, 2017 versus $25.1 million for the comparable period of 2016, an increase of 19%. Diluted net income per common share was also a record for the period and increased 18% to $1.17 for the six months ended June 30, 2017 versus $0.99 for the comparable period of 2016.

David M. Findlay, President and CEO commented, "The entire Lake City Bank team has contributed to these record results and we are very proud of the continued strength of the bank's overall performance. These strong results reflect the overall economic vitality of our Indiana footprint and the continued growth of our commercial and consumer loan businesses. The best way for Lake City Bank to contribute to our markets is through the business of lending, and we are very pleased with our overall growth."

Highlights for the quarter are noted below:

2nd Quarter 2017 versus 2nd Quarter 2016 highlights:

•	Organic average loan growth of $394 million or 12%
•	Average deposit growth of $245 million or 7%
•	Net interest income increase of $4.5 million or 16%
•	Net interest margin increase of 15 basis points to 3.34%
•	Revenue growth of $5.3 million or 14%
•	Continued strong asset quality with nonperforming assets to total assets at 0.23% compared to 0.24%
•	Tangible common equity[1] increase of $31.6 million or 8%

 1Non-GAAP financial measure – see "Reconciliation of Non-GAAP Financial Measures"

2nd Quarter 2017 versus 1st Quarter 2017 highlights:

•	Organic average loan growth of $77 million or 2%
•	Average deposit growth of $45 million or 1%
•	Net interest income increase of $1.8 million or 5%
•	Net interest margin increase of 7 basis points to 3.34%
•	Revenue growth of $2.3 million or 6%
•	Continued strong asset quality with nonperforming assets to total assets at 0.23% compared to 0.28%
•	Tangible common equity[1] increase of $13.3 million or 3%

As previously announced, the board of directors approved a cash dividend for the second quarter of $0.22 per share, payable on August 7, 2017, to shareholders of record as of July 25, 2017. The second quarter dividend per share represents a 16% increase over the dividend rate paid in the last three quarters of 2016 and in the first quarter of 2017 of $0.19 per share.

Findlay added, "Continued loan growth, stable asset quality and net interest margin expansion have positively impacted our profitability in the first half of 2017. As a result, our capital position remains solid and is supportive of this significant increase in our dividend and the continued growth in Lake City Bank."

Return on average total equity for the second quarter of 2017 was 13.84%, compared to 12.50% in the second quarter of 2016 and 13.63% in the linked first quarter of 2017. Return on average total equity for the first six months of 2017 was 13.74%, compared to 12.43% in the same period of 2016. Return on average assets for the second quarter of 2017 was 1.40%, compared to 1.29% in the second quarter of 2016 and 1.37% in the linked first quarter of 2017. Return on average assets for the first six months of 2017 was 1.38% compared to 1.29% in the same period of 2016. The company's total capital as a percent of risk-weighted assets was 13.30% at June 30, 2017, compared to 13.65% at June 30, 2016 and 13.16% at March 31, 2017. The company's tangible common equity to tangible assets ratio1 was 10.19% at June 30, 2017, compared to 10.57% at June 30, 2016 and 10.06% at March 31, 2017.

Average total loans for the second quarter of 2017 were $3.59 billion, an increase of $393.9 million, or 12%, versus $3.19 billion for the second quarter of 2016. Total loans outstanding grew $379.0 million, or 12%, from $3.20 billion as of June 30, 2016 to $3.58 billion as of June 30, 2017. On a linked quarter basis, total loans grew $44.7 million, or 1%, from $3.53 billion at March 31, 2017.

Average total deposits for the second quarter of 2017 were $3.68 billion, an increase of $244.9 million, or 7%, versus $3.44 billion for the second quarter of 2016. Total deposits grew $212.5 million, or 6%, from $3.40 billion as of June 30, 2016 to $3.62 billion as of June 30, 2017. In addition, total core deposits, which exclude brokered deposits, increased $208.9 million, or 6%, from $3.29 billion at June 30, 2016 to $3.50 billion at June 30, 2017. The year over year core deposit growth was generated by retail deposit, public funds deposit, and commercial deposit growth in the amounts of $104.0 million, $75.4 million and $29.6 million, respectively. On a linked quarter basis, total average deposits grew $45.2 million, or 1%, from $3.64 billion at March 31, 2017.

              1 Non-GAAP financial measure – see "Reconciliation of Non-GAAP Financial Measures"

The company's net interest margin increased 15 basis points to 3.34% for the second quarter of 2017 compared to 3.19% for the second quarter of 2016. The higher margin in the second quarter of 2017 was due to higher yields on loans and securities, partially offset by a higher cost of funds. On a linked quarter basis, the net interest margin improved by 7 basis points from 3.27% in the first quarter of 2017 due to the positive impact of the Federal Reserve Bank increases in the target Federal Funds Rate in mid-March 2017 and mid-June 2017. Net interest income increased $4.5 million, or 16%, to $33.8 million for the second quarter of 2017, versus $29.3 million in the second quarter of 2016. The company's net interest margin for the six months ended June 30, 2017 was 3.31% compared to 3.22% in the prior year six month period.

The company recorded a provision for loan losses of $500,000 in the second quarter of 2017, primarily driven by the growth in the loan portfolio. The company's allowance for loan losses as of June 30, 2017 was $44.6 million compared to $43.2 million as of June 30, 2016 and $43.8 million as of March 31, 2017. The allowance for loan losses represented 1.25% of total loans as of June 30, 2017 versus 1.35% at June 30, 2016 and 1.24% as of March 31, 2017.

Nonperforming assets increased $513,000, or 5%, to $10.1 million as of June 30, 2017 versus $9.6 million as of June 30, 2016. On a linked quarter basis, nonperforming assets were $1.9 million lower than the $12.0 million reported as of March 31, 2017. The ratio of nonperforming assets to total assets at June 30, 2017 decreased to 0.23% from 0.24% at June 30, 2016 and 0.28% at March 31, 2017. The $1.9 million decrease in nonperforming assets during the quarter was primarily due to payments received from an accruing commercial relationship which had become 90 days past due. Net recoveries totaled $289,000 in the second quarter of 2017 versus net charge-offs of $36,000 during the second quarter of 2016 and net charge-offs of $144,000 during the linked first quarter of 2017.

Findlay added, "We are pleased that our asset quality trends continue to be stable. During the second quarter, nonperforming assets to total assets improved as compared to last quarter and we recorded net recoveries. The economic conditions in our Indiana markets are reflected in our asset quality performance and we remain optimistic about the future."

The company's noninterest income increased $724,000 or 9% to $8.8 million for the second quarter of 2017 versus $8.1 million for the second quarter of 2016. Noninterest income was positively impacted by a $410,000 increase in service charges on deposit accounts primarily due to growth in fees from business accounts. In addition, wealth advisory fees increased $151,000 or 13%.

The company's noninterest income increased 13% to $17.1 million for the six months ended June 30, 2017 compared to $15.1 million in the prior year period. Noninterest income was positively impacted by a $773,000 or 14% increase in service charges on deposit accounts. In addition, wealth advisory fees increased by $241,000 or 11% and investment brokerage fees increased by $120,000 or 24%. Bank owned life insurance income increased $211,000 or 32% from first six months of 2016 to the first six months of 2017 primarily due to increased revenue from variable life insurance contracts owned by the company. In addition, other income increased $653,000 or 127% compared to the first six months of 2016. During the first quarter of 2016, other income was negatively impacted by credit valuation adjustment losses related to the company's swap arrangements, which account for $295,000 of the increase in other income from the first six months of 2016 to the first six months of 2017. In addition, a write down in the first quarter of 2016 of $226,000 to a property formerly used as a Lake City Bank branch negatively impacted other income in 2016. Noninterest income during the first six months of 2017 was negatively impacted by a decrease of $202,000 or 28% in mortgage banking income resulting from lower mortgage loan originations as compared to the prior year period.

The company's noninterest expense increased by 5% to $19.4 million in the second quarter of 2017 compared to $18.4 million in the second quarter of 2016. Salaries and employee benefits increased by 4% or $473,000 primarily due to incentive-based compensation costs, increased health insurance cost, normal merit increases and staff additions related to the company's branch expansion. Corporate and business development expense increased by $433,000 or 57%, primarily due to an increase in the second quarter of 2017 of community support and donation expense. Equipment costs and net occupancy expense increased by $247,000 and $113,000 or 27% and 11%, respectively, driven by the company's branch expansion as well as remodeling of existing branches. Noninterest expense was positively impacted by decreases of $146,000 or 7% in data processing fees and supplies and $138,000 or 25% in FDIC insurance and other regulatory fees.

The company's noninterest expense increased by $3.6 million or 10% to $39.4 million in the first six months of 2017 compared to $35.8 million in the prior year period. The increase was driven by salaries and employee benefits, which increased by 11% or $2.3 million, primarily due to incentive-based compensation costs, increased health insurance cost, normal merit increases and staff additions related to the company's branch expansion. In addition, corporate and business development increased by 67%, or $1.1 million, primarily due to community support and donation expense of $750,000 and $283,000 of increased advertising expense. The company's efficiency ratio was 45.4% for the second quarter of 2017, compared to 49.4% for the second quarter of 2016 and 49.7% for the linked first quarter of 2017.

Lakeland Financial Corporation is a $4.4 billion bank holding company headquartered in Warsaw, Indiana. Lake City Bank, its single bank subsidiary, is the fourth largest bank headquartered in the state, and the largest bank 100% invested in Indiana. Lake City Bank operates 49 offices in Northern and Central Indiana, delivering technology driven and client-centric financial services solutions to individuals and businesses.

Information regarding Lakeland Financial Corporation may be accessed on the home page of its subsidiary, Lake City Bank, at lakecitybank.com. The company's common stock is traded on the Nasdaq Global Select Market under "LKFN." In addition to the results presented in accordance with generally accepted accounting principles in the United States of America, this earnings release contains certain non-GAAP financial measures. Lakeland Financial believes that providing non-GAAP financial measures provides investors with information useful to understanding the company's financial performance. Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including measures based on "tangible common equity" which is "common stockholders' equity" excluding intangible assets, net of deferred tax and "tangible assets" which is "assets" excluding intangible assets, net of deferred tax. A reconciliation of these non-GAAP measures to the most comparable GAAP equivalent is included in the attached financial tables where the non-GAAP measure is presented.

This document contains, and future oral and written statements of the company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "continue," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. The company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain and, accordingly, the reader is cautioned not to place undue reliance on any forward-looking statements made by the company. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. Additional information concerning the company and its business, including factors that could materially affect the company's financial results, is included in the company's filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K.

LAKELAND FINANCIAL CORPORATION
SECOND QUARTER 2017 FINANCIAL HIGHLIGHTS
	Three Months Ended			Six Months Ended
(Unaudited – Dollars in thousands, except per share data)	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30,	Jun. 30,
END OF PERIOD BALANCES	2017	2017	2016	2017	2016
Assets	$4,392,999	$4,319,103	$3,937,304	$4,392,999	$3,937,304
Deposits	3,615,939	3,679,397	3,403,455	3,615,939	3,403,455
Brokered Deposits	116,435	135,595	112,884	116,435	112,884
Core Deposits	3,499,504	3,543,802	3,290,571	3,499,504	3,290,571
Loans	3,577,004	3,532,279	3,197,997	3,577,004	3,197,997
Allowance for Loan Losses	44,563	43,774	43,247	44,563	43,247
Total Equity	450,460	437,202	418,893	450,460	418,893
Goodwill net of deferred tax assets	3,126	3,130	3,137	3,126	3,137
Tangible Common Equity (1)	447,334	434,072	415,756	447,334	415,756
AVERAGE BALANCES
Total Assets	$4,395,495	$4,310,145	$4,003,633	$4,353,056	$3,907,974
Earning Assets	4,150,234	4,059,885	3,763,022	4,105,309	3,681,747
Investments	531,262	515,283	488,762	523,317	483,650
Loans	3,586,408	3,509,155	3,192,545	3,547,995	3,140,947
Total Deposits	3,682,349	3,637,171	3,437,493	3,659,884	3,334,395
Interest Bearing Deposits	2,926,086	2,868,676	2,759,696	2,897,539	2,664,700
Interest Bearing Liabilities	3,171,565	3,084,584	2,887,534	3,128,315	2,807,478
Total Equity	445,287	431,895	411,986	438,628	405,953
INCOME STATEMENT DATA
Net Interest Income	$33,819	$32,061	$29,273	$65,880	$57,855
Net Interest Income-Fully Tax Equivalent	34,550	32,733	29,818	67,281	58,920
Provision for Loan Losses	500	200	0	700	0
Noninterest Income	8,791	8,259	8,067	17,050	15,110
Noninterest Expense	19,352	20,048	18,446	39,400	35,830
Net Income	15,364	14,514	12,803	29,878	25,082
PER SHARE DATA
Basic Net Income Per Common Share *	$0.61	$0.58	$0.51	$1.19	$1.00
Diluted Net Income Per Common Share *	0.60	0.57	0.51	1.17	0.99
Cash Dividends Declared Per Common Share *	0.22	0.19	0.19	0.41	0.35
Dividend Payout	36.67%	33.33%	36.84%	35.04%	35.47%
Book Value Per Common Share (equity per share issued) *	17.88	17.36	16.72	17.88	16.72
Tangible Book Value Per Common Share * (1)	17.76	17.24	16.60	17.76	16.60
Market Value – High *	48.70	48.32	33.27	48.70	33.27
Market Value – Low *	41.38	39.68	28.94	39.68	26.53
Basic Weighted Average Common Shares Outstanding *	25,183,186	25,152,242	25,045,251	25,167,799	25,032,502
Diluted Weighted Average Common Shares Outstanding *	25,619,977	25,596,136	25,395,770	25,618,552	25,370,607
KEY RATIOS
Return on Average Assets	1.40%	1.37%	1.29%	1.38%	1.29%
Return on Average Total Equity	13.84	13.63	12.50	13.74	12.43
Average Equity to Average Assets	10.13	10.02	10.29	10.08	10.39
Net Interest Margin	3.34	3.27	3.19	3.31	3.22
Efficiency (Noninterest Expense / Net Interest Income plus Noninterest Income)	45.42	49.72	49.40	47.51	49.11
Tier 1 Leverage (2)	10.82	10.78	10.85	10.82	10.85
Tier 1 Risk-Based Capital (2)	12.15	12.02	12.41	12.15	12.41
Common Equity Tier 1 (CET1) (2)	11.39	11.25	11.55	11.39	11.55
Total Capital (2)	13.30	13.16	13.65	13.30	13.65
Tangible Capital (1) (2)	10.19	10.06	10.57	10.19	10.57
ASSET QUALITY
Loans Past Due 30 - 89 Days	$1,559	$1,490	$1,795	$1,559	$1,795
Loans Past Due 90 Days or More	0	1,633	0	0	0
Non-accrual Loans	9,886	10,188	9,329	9,886	9,329
Nonperforming Loans (includes nonperforming TDR's)	9,886	11,821	9,329	9,886	9,329
Other Real Estate Owned	194	115	238	194	238
Other Nonperforming Assets	0	15	0	0	0
Total Nonperforming Assets	10,080	11,951	9,567	10,080	9,567
Performing Troubled Debt Restructurings	8,425	10,234	8,647	8,425	8,647
Nonperforming Troubled Debt Restructurings (included in nonperforming loans)	6,852	7,180	6,040	6,852	6,040
Total Troubled Debt Restructurings	15,277	17,414	14,688	15,277	14,688
Impaired Loans	19,583	21,670	19,267	19,583	19,267
Non-Impaired Watch List Loans	133,526	130,551	139,706	133,526	139,706
Total Impaired and Watch List Loans	153,109	152,221	158,973	153,109	158,973
Gross Charge Offs	261	503	296	765	762
Recoveries	550	359	260	909	400
Net Charge Offs/(Recoveries)	(289)	144	36	(145)	362
Net Charge Offs/(Recoveries) to Average Loans	(0.03)%	0.02%	0.00%	(0.01)%	0.02%
Loan Loss Reserve to Loans	1.25%	1.24%	1.35%	1.25%	1.35%
Loan Loss Reserve to Nonperforming Loans	450.75%	370.31%	463.58%	450.75%	463.58%
Loan Loss Reserve to Nonperforming Loans and Performing TDR's	243.37%	198.48%	240.58%	243.37%	240.58%
Nonperforming Loans to Loans	0.28%	0.33%	0.29%	0.28%	0.29%
Nonperforming Assets to Assets	0.23%	0.28%	0.24%	0.23%	0.24%
Total Impaired and Watch List Loans to Total Loans	4.28%	4.31%	4.97%	4.28%	4.97%
OTHER DATA
Full Time Equivalent Employees	540	528	531	540	531
Offices	49	49	48	49	48

(1) Non-GAAP financial measure - see "Reconciliation of Non-GAAP Financial Measures"
(2) Capital ratios for June 30, 2017 are preliminary until the Call Report is filed.
* Share and per share data has been adjusted for a 3-for-2 stock split in the form of a stock dividend on August 5, 2016.

CONSOLIDATED BALANCE SHEETS (in thousands except share data)
	June 30,	December 31,
	2017	2016
	(Unaudited)
ASSETS
Cash and due from banks	$111,406	$142,408
Short-term investments	25,930	24,872
Total cash and cash equivalents	137,336	167,280

Securities available for sale (carried at fair value)	530,312	504,191
Real estate mortgage loans held for sale	4,221	5,915

Loans, net of allowance for loan losses of $44,563 and $43,718	3,532,441	3,427,209

Land, premises and equipment, net	56,492	52,092
Bank owned life insurance	74,929	74,006
Federal Reserve and Federal Home Loan Bank stock	11,522	11,522
Accrued interest receivable	12,028	11,687
Goodwill	4,970	4,970
Other assets	28,748	31,153
Total assets	$4,392,999	$4,290,025

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Noninterest bearing deposits	$762,965	$819,803
Interest bearing deposits	2,852,974	2,758,109
Total deposits	3,615,939	3,577,912

Short-term borrowings
Securities sold under agreements to repurchase	60,188	50,045
Other short-term borrowings	215,000	180,000
Total short-term borrowings	275,188	230,045

Long-term borrowings	30	32
Subordinated debentures	30,928	30,928
Accrued interest payable	4,809	5,676
Other liabilities	15,645	18,365
Total liabilities	3,942,539	3,862,958

STOCKHOLDERS' EQUITY
Common stock: 90,000,000 shares authorized, no par value
25,185,619 shares issued and 25,021,759 outstanding as of June 30, 2017
25,096,087 shares issued and 24,937,865 outstanding as of December 31, 2016	105,744	104,405
Retained earnings	347,427	327,873
Accumulated other comprehensive income/(loss)	369	(2,387)
Treasury stock, at cost (2017 - 163,860 shares, 2016 - 158,222 shares)	(3,169)	(2,913)
Total stockholders' equity	450,371	426,978
Noncontrolling interest	89	89
Total equity	450,460	427,067
Total liabilities and equity	$4,392,999	$4,290,025

CONSOLIDATED STATEMENTS OF INCOME (unaudited - in thousands except share and per share data)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
NET INTEREST INCOME
Interest and fees on loans
Taxable	$36,967	$30,918	$71,414	$60,548
Tax exempt	162	111	312	222
Interest and dividends on securities
Taxable	2,364	2,297	4,684	4,843
Tax exempt	1,274	947	2,436	1,842
Interest on short-term investments	54	82	102	110
Total interest income	40,821	34,355	78,948	67,565

Interest on deposits	6,243	4,694	11,685	8,889
Interest on borrowings
Short-term	431	99	741	246
Long-term	328	289	642	575
Total interest expense	7,002	5,082	13,068	9,710

NET INTEREST INCOME	33,819	29,273	65,880	57,855

Provision for loan losses	500	0	700	0

NET INTEREST INCOME AFTER PROVISION FOR
LOAN LOSSES	33,319	29,273	65,180	57,855

NONINTEREST INCOME
Wealth advisory fees	1,284	1,133	2,534	2,293
Investment brokerage fees	299	212	620	500
Service charges on deposit accounts	3,253	2,843	6,396	5,623
Loan, insurance and service fees	1,897	1,892	3,790	3,730
Merchant card fee income	570	527	1,108	1,024
Bank owned life insurance income	402	489	873	662
Other income	659	587	1,168	515
Mortgage banking income	378	384	509	711
Net securities gains	49	0	52	52
Total noninterest income	8,791	8,067	17,050	15,110

NONINTEREST EXPENSE
Salaries and employee benefits	11,065	10,592	22,486	20,197
Net occupancy expense	1,154	1,041	2,274	2,137
Equipment costs	1,156	909	2,231	1,810
Data processing fees and supplies	1,974	2,120	3,990	4,152
Corporate and business development	1,196	763	2,698	1,620
FDIC insurance and other regulatory fees	419	557	853	1,080
Professional fees	801	859	1,755	1,686
Other expense	1,587	1,605	3,113	3,148
Total noninterest expense	19,352	18,446	39,400	35,830

INCOME BEFORE INCOME TAX EXPENSE	22,758	18,894	42,830	37,135
Income tax expense	7,394	6,091	12,952	12,053
NET INCOME	$15,364	$12,803	$29,878	$25,082

BASIC WEIGHTED AVERAGE COMMON SHARES	25,183,186	25,045,251	25,167,799	25,032,502
BASIC EARNINGS PER COMMON SHARE	$0.61	$0.51	$1.19	$1.00
DILUTED WEIGHTED AVERAGE COMMON SHARES	25,619,977	25,395,770	25,618,552	25,370,607
DILUTED EARNINGS PER COMMON SHARE	$0.60	$0.50	$1.17	$0.99

LAKELAND FINANCIAL CORPORATION
LOAN DETAIL
SECOND QUARTER 2017
(unaudited in thousands)

	June 30,		March 31,		December 31,		June 30,
	2017		2017		2016		2016
Commercial and industrial loans:
Working capital lines of credit loans	$717,875	20.0%	$650,691	18.4%	$624,404	18.0%	$598,531	18.7%
Non-working capital loans	646,517	18.1	673,374	19.1	644,086	18.6	628,119	19.7
Total commercial and industrial loans	1,364,392	38.1	1,324,065	37.5	1,268,490	36.5	1,226,650	38.4

Commercial real estate and multi-family residential loans:
Construction and land development loans	209,772	5.8	238,018	6.7	245,182	7.1	221,027	6.9
Owner occupied loans	511,425	14.3	468,621	13.3	469,705	13.5	457,461	14.3
Nonowner occupied loans	450,907	12.6	463,186	13.1	458,404	13.2	395,597	12.4
Multifamily loans	170,902	4.8	201,147	5.7	127,632	3.7	114,618	3.6
Total commercial real estate and multi-family residential loans	1,343,006	37.5	1,370,972	38.8	1,300,923	37.5	1,188,703	37.2

Agri-business and agricultural loans:
Loans secured by farmland	156,053	4.4	138,071	3.9	172,633	5.0	146,519	4.6
Loans for agricultural production	175,334	4.9	189,516	5.4	222,210	6.4	162,240	5.1
Total agri-business and agricultural loans	331,387	9.3	327,587	9.3	394,843	11.4	308,759	9.7

Other commercial loans	116,651	3.3	105,684	3.0	98,270	2.8	82,786	2.5
Total commercial loans	3,155,436	88.2	3,128,308	88.6	3,062,526	88.2	2,806,898	87.8

Consumer 1-4 family mortgage loans:
Closed end first mortgage loans	171,495	4.8	166,158	4.7	163,155	4.7	164,564	5.1
Open end and junior lien loans	172,530	4.8	167,517	4.7	169,664	4.9	164,645	5.2
Residential construction and land development loans	10,118	0.3	10,274	0.3	15,015	0.4	9,570	0.3
Total consumer 1-4 family mortgage loans	354,143	9.9	343,949	9.7	347,834	10.0	338,779	10.6

Other consumer loans	68,646	1.9	60,881	1.7	61,308	1.8	52,492	1.6
Total consumer loans	422,789	11.8	404,830	11.4	409,142	11.8	391,271	12.2
Subtotal	3,578,225	100.0%	3,533,138	100.0%	3,471,668	100.0%	3,198,169	100.0%
Less: Allowance for loan losses	(44,563)		(43,774)		(43,718)		(43,247)
Net deferred loan fees	(1,221)		(859)		(741)		(172)
Loans, net	$3,532,441		$3,488,505		$3,427,209		$3,154,750

LAKELAND FINANCIAL CORPORATION
DEPOSITS AND BORROWINGS
SECOND QUARTER 2017
(unaudited in thousands)

	June 30,		March 31,		December 31,		June 30,
	2017		2017		2016		2016
Non-interest bearing demand deposits	$762,965		$762,575		$819,803		$727,308
Savings and transaction accounts:
Savings deposits	275,151		277,148		268,970		265,415
Interest bearing demand deposits	1,322,847		1,346,651		1,325,320		1,235,305
Time deposits:
Deposits of $100,000 or more	1,015,741		1,056,025		924,825		928,156
Other time deposits	239,235		236,998		238,994		247,271
Total deposits	$3,615,939		$3,679,397		$3,577,912		$3,403,455
FHLB advances and other borrowings	275,188		175,734		261,005		87,328
Total funding sources	$3,891,127		$3,855,131		$3,838,917		$3,490,783

LAKELAND FINANCIAL CORPORATION
AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS
(UNAUDITED)

	Three Months Ended			Three Months Ended			Three Months Ended
	June 30, 2017			March 31, 2017			June 30, 2016
	Average	Interest	Yield (1)/	Average	Interest	Yield (1)/	Average	Interest	Yield (1)/
(fully tax equivalent basis, dollars in thousands)	Balance	Income	Rate	Balance	Income	Rate	Balance	Income	Rate
Earning Assets
Loans:
Taxable (2)(3)	$3,566,504	$36,967	4.16%	$3,491,018	$34,447	4.00%	$3,180,783	$30,918	3.91%
Tax exempt (1)	19,903	240	4.82	18,137	221	4.94	11,763	164	5.62
Investments: (1)
Available for sale	531,262	4,291	3.24	515,283	4,083	3.21	488,762	3,736	3.07
Short-term investments	6,124	8	0.52	5,121	5	0.40	5,805	3	0.21
Interest bearing deposits	26,441	46	0.70	30,326	43	0.58	75,908	79	0.42
Total earning assets	$4,150,234	$41,552	4.02%	$4,059,885	$38,799	3.88%	$3,763,021	$34,900	3.73%
Less: Allowance for loan losses	(44,090)			(43,981)			(43,228)
Nonearning Assets
Cash and due from banks	101,446			108,682			109,744
Premises and equipment	54,341			52,729			48,921
Other nonearning assets	133,564			132,830			125,175
Total assets	$4,395,495			$4,310,145			$4,003,633

Interest Bearing Liabilities
Savings deposits	$274,645	$105	0.15%	$271,087	$99	0.15%	$263,331	$115	0.18%
Interest bearing checking accounts	1,403,560	2,387	0.68	1,383,791	1,952	0.57	1,309,443	1,455	0.45
Time deposits:
In denominations under $100,000	237,917	700	1.18	238,347	670	1.14	249,452	719	1.16
In denominations over $100,000	1,009,964	3,051	1.21	975,450	2,721	1.13	937,470	2,405	1.03
Miscellaneous short-term borrowings	214,520	431	0.81	184,950	310	0.68	96,878	99	0.41
Long-term borrowings and
subordinated debentures (4)	30,959	328	4.25	30,959	314	4.11	30,960	289	3.75
Total interest bearing liabilities	$3,171,565	$7,002	0.89%	$3,084,584	$6,066	0.80%	$2,887,534	$5,082	0.71%
Noninterest Bearing Liabilities
Demand deposits	756,262			768,495			677,797
Other liabilities	22,381			25,172			26,316
Stockholders' Equity	445,287			431,894			411,986
Total liabilities and stockholders' equity	$4,395,495			$4,310,145			$4,003,633

Interest Margin Recap
Interest income/average earning assets		41,552	4.02		38,799	3.88		34,900	3.73
Interest expense/average earning assets		7,002	0.68		6,066	0.61		5,082	0.54
Net interest income and margin		$34,550	3.34%		$32,733	3.27%		$29,818	3.19%

(1)
Tax exempt income was converted to a fully taxable equivalent basis at a 35 percent tax rate for 2017 and 2016. The tax equivalent rate for tax exempt loans and tax exempt securities acquired after January 1, 1983 included the Tax Equity and Fiscal Responsibility Act of 1982 ("TEFRA") adjustment applicable to nondeductible interest expenses.  Taxable equivalent basis adjustments were $731,000, $672,000 and $545,000 in the three-month periods ended June 30, 2017, March 31, 2017 and June 30, 2016, respectively.

(2)	Loan fees, which are immaterial in relation to total taxable loan interest income for 2017 and 2016, are included as taxable loan interest income.
(3)	Nonaccrual loans are included in the average balance of taxable loans.

(1) Reconciliation of Non-GAAP Financial Measures

Tangible common equity, tangible assets and tangible book value per share are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets from the calculation of stockholders' equity. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding.  Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. However, management considers these measures of the company's value including only earning assets as meaningful to an understanding of the company's financial information.  A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	Three Months Ended			Six Months Ended
	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30,	Jun. 30,
	2017	2017	2016	2017	2016
Total Equity	$ 450,460	$ 437,202	$ 418,893	$ 450,460	$ 418,893
Less: Goodwill	(4,970)	(4,970)	(4,970)	(4,970)	(4,970)
Plus: Deferred tax assets related to goodwill	1,844	1,840	1,833	1,844	1,833
Tangible Common Equity	447,334	434,072	415,756	447,334	415,756

Assets	$ 4,392,999	$ 4,319,103	$ 3,937,304	$ 4,392,999	$ 3,937,304
Less: Goodwill	(4,970)	(4,970)	(4,970)	(4,970)	(4,970)
Plus: Deferred tax assets related to goodwill	1,844	1,840	1,833	1,844	1,833
Tangible Assets	4,389,873	4,315,973	3,934,167	4,389,873	3,934,167

Ending common shares issued	25,185,619	25,180,759	25,045,251	25,185,619	25,045,251

Tangible Book Value Per Common Share *	$ 17.76	$ 17.24	$ 16.60	$ 17.76	$ 16.60

Tangible Common Equity/Tangible Assets	10.19%	10.06%	10.57%	10.19%	10.57%

*Share and per share data has been adjusted for a 3-for-2stock split in the form of a stock dividend on August 5, 2016.

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